Exhibit 10.14

AMENDMENT NO. 1
TO
AMENDED AND RESTATED AGREEMENT DATED AUGUST 23, 2006
BY AND BETWEEN
JEFFREY T. ARNOLD AND HSW INTERNATIONAL, INC.

THIS AMENDMENT NO. 1 (this "Amendment") to the Amended and Restated Agreement dated August 23, 2006, by and between Jeffrey T. Arnold, a resident of the State of Georgia, and HSW International, Inc., a Delaware corporation (the "Agreement") is entered into as of September 12, 2008.

WHEREAS, Consultant and Parent entered into the Agreement pursuant to which Consultant has provided certain services to Parent pursuant to the terms of the Agreement, including the receipt of certain compensation by Consultant from Parent;

WHEREAS, Consultant and Parent wish to amend the Agreement to provide an extension of the Term of the Agreement pursuant to the terms of this Amendment, including the receipt of certain additional compensation by Consultant from Parent;

NOW THEREFORE, in consideration of the covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Capitalized terms used in this Amendment, unless otherwise defined in this Amendment, shall have the meanings set forth in the Agreement.

2.           The Term of the Agreement, as set forth in Section 2.4 thereof, is hereby extended through May 31, 2009, subject to earlier termination as provided in the Agreement.

3.           In consideration of Consultant's execution and delivery of this Amendment, Parent shall grant Consultant, effective as of the date of this Amendment (the "Grant Date"), options to acquire 350,000 shares of Parent's common stock (the "Extension Options") in accordance with the Incentive Plan.  Parent shall execute and deliver to Consultant an Award Agreement for the Extension Options as soon as practicable.  The Award Agreement for the Extension Options shall reflect Parent's standard terms and conditions for stock option grants, except as follows:

(a)           The Extension Options shall have an exercise price equal to $3.68, which is higher than the Fair Market Value of Parent common stock as of the Grant Date (which the parties acknowledge is $2.42 per share, the NASDAQ Official Close Price of Parent common stock on the Grant Date);

(b)           The Extension Options shall vest on May 31, 2009; provided that the Extension Options shall become fully vested before May 31, 2009, upon an earlier Change of Control (as defined in the Incentive Plan as of the date of this Amendment).  If Parent should terminate the

Agreement, as amended by this Amendment, for “Cause” (as defined in the Agreement)  prior to May 31, 2009, then the Extension Options shall terminate with the termination of the Agreement.

(c)           The term of the Extension Options shall be five years from the Grant Date (which, for purposes of the Extension Options, shall be the "Option Term"); and

(d)           The provisions of paragraphs (e), (f), (g) and (h) of Section 3.1 of the Agreement shall apply to the Extension Options.

4.           The Agreement, as amended by this Amendment, remains in full force and effect on the date hereof.

5.           Parent represents and warrants to Consultant that this Amendment and the Agreement, as so amended, have been duly executed and delivered by Parent and represents a legal, valid and binding obligation of Parent, enforceable in accordance with its terms.  The execution, delivery and performance of this Amendment and the Agreement, as so amended, have duly authorized by all necessary corporate action of Parent.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

Parent:

HSW International, Inc.

By: /s/ Bradley T. Zimmer_______________________
    Bradley T. Zimmer
    Title:General Counsel

Consultant:

/s/ Jeffrey T. Arnold_____________________________
 Jeffrey T. Arnold